Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) Registration Statements No. 333-211321 and No. 333-255758 on Form S-8 of Turning Point Brands, Inc. and (ii) Registration Statements No. 333-219114 and No. 333-240310 on Form S-3 of Turning Point Brands, Inc. of our reports dated March 11, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Turning Point Brands, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Turning Point Brands, Inc. for the year ended December 31, 2021.

Our report dated March 11, 2022, on the effectiveness of internal control over financial reporting as of December 31, 2021, expressed an opinion that Turning Point Brands, Inc. had not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ RSM US LLP

Richmond, Virginia
March 11, 2022